Exhibit 99.2

Unless the context otherwise requires, the “Company,” “we,” “our,” or “us” refer to Turning Point Brands, Inc. and its subsidiaries. References to “TPB” refer to Turning Point Brands, Inc. without any of its subsidiaries. Trademarks and service marks in this report are the registered property of, or licensed by, the subsidiaries of Turning Point Brands, Inc., and are italicized.

Overview

We are a leading manufacturer, marketer and distributor of branded consumer products. We sell a wide range of products to adult consumers consisting of staple products with our iconic brands Zig-Zag(R) and Stoker’s(R) to our next generation products to fulfill evolving consumer preferences. Among other markets, we compete in the alternative smoking accessories and Other Tobacco Products (“OTP”) industries. The alternative smoking accessories market is a dynamic market experiencing robust secular growth driven by cannabinoid legalization in the U.S. and Canada, and positively evolving consumer perception and acceptance in North America. The OTP industry, which consists of non-cigarette tobacco products, is estimated to have generated approximately $11.5 billion of manufacturer revenue in 2019 and is exhibiting low to mid-single digit consumer unit growth as reported by Management Science Associates, Inc. (“MSAi”), a third-party analytics and information company. Our three focus segments are led by our core, proprietary brands—Stoker’s(R) along with Beech-Nut(R) and Trophy(R) in Smokeless Products; Zig-Zag(R) in Smoking Products; and Nu-X(R), Solace(R) along with our distribution platforms (VaporBeast(R), VaporFi(R) and Direct Vapor(R)) in NewGen. Our businesses generate solid cash flow which we use to finance acquisitions, increase brand support, expand our distribution infrastructure, and strengthen our capital position. We currently ship to approximately 800 distributors with an additional 100 secondary, indirect wholesalers in the U.S. that carry and sell our products. Under the leadership of a senior management team with extensive experience in the consumer products, alternative smoking accessories and tobacco industries, we have grown and diversified our business through new product launches, category expansions, and acquisitions while concurrently improving operational efficiency.

We have identified additional growth opportunities in the emerging alternatives market. In January 2019, we established our subsidiary, Nu-X Ventures LLC (“Nu-X”), a new wholly owned company and wholly-owned subsidiary dedicated to the development, production and sale of alternative products and acquisitions in related spaces. The creation of Nu-X allows us to leverage our expertise in traditional OTP management to alternative products. Our management team has extensive experience navigating federal, state and local regulations that are directly applicable to the growing alternatives market. In July 2019, we acquired the assets of Solace Technology (“Solace”). Solace is an innovative product development company which established one of the top e-liquid brands and has since grown into a leader in alternative products. Solace’s legacy and innovation enhanced Nu-X’s strong and nimble development engine.

We believe there are meaningful opportunities to grow through acquisitions and joint ventures across all product categories. As of December 31, 2019, our products are available in approximately 185,000 U.S. retail locations which, with the addition of retail stores in Canada, brings our total North American retail presence to an estimated 210,000 points of distribution. Our sales team targets widespread distribution to all traditional retail channels, including convenience stores.

Assignment of the Zig-Zag Distribution and License Agreements

Since 1992 we (or our predecessor, as applicable) have been party to two long-term license and distribution agreements with respect to the sales of cigarette papers, cigarette tubes, and cigarette injector machines respect to distribution of these products in the U.S. and Canada (collectively, the “Distribution Agreements”). Under the Distribution Agreements, we have the exclusive right to purchase certain products bearing the Zig-Zag(R) brand name for resale in the U.S. and Canada. We subsequently entered into two additional License and Distribution Agreements (the “License Agreements”), which permit us the exclusive use of the Zig-Zag(R) brand name in the U.S. for e-cigarettes and any related accessories, as well as paper cone products. All of these contracts were initially entered into with Bolloré SE (“Bolloré”). In November of 2020, Bolloré assigned the Distribution Agreements and the License Agreements to Republic Technology International SAS (“RTI”). For a number of years RTI has been the outsourced manufacturer of cigarette papers, cigarette tubes, cigarette injector machines and certain other distribution products bearing the Zig-Zag(R) name. We do not expect the assignment of the Distribution Agreements or the License Agreements to have an effect on the Company’s business.

Competitive Strengths

We believe our competitive strengths include the following:

Large, Leading Brands with Significant Scale

We have built a portfolio of leading brands with significant scale that are well recognized by consumers, retailers, and wholesalers. Our Stoker’s(R) and Zig-Zag(R) brands are each well established and date back 80 and 120 years, respectively. The NewGen segment has been built primarily through the acquisitions of Solace, VaporBeast, and IVG, leading sellers of e-liquids, devices, and accessories.

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Stoker’s(R) is the #2 loose leaf chewing tobacco brand and among the fastest growing MST brands in the industry. We manufacture Stoker’s(R) MST using only 100% American Leaf, utilizing a proprietary process to produce what we believe is a superior product.

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Zig-Zag(R) is the #1 premium rolling paper brand in the U.S., with significant distribution in Canada. Zig-Zag(R)is also the #1 MYO cigar wrap brand in the U.S., as measured by MSAi. We acquired North American rolling papers distribution rights for Zig-Zag(R) in 1997. More importantly, we own the Zig-Zag(R) tobacco trademark in the U.S. which we leverage for our MYO cigar wraps product. Approximately 52% of our total 2019 Zig-Zag(R) branded net sales are under our own Zig-Zag(R) marks rather than those we license from under the Distribution and Licensing Agreements described below.

We believe the Stoker’s(R) brand is seen as an innovator in both the loose-leaf chewing tobacco and moist snuff markets. Zig-Zag(R) is an iconic brand and has strong, enduring brand recognition among a wide audience of consumers. The Solace acquisition provides us with a proven line of e-liquid and a strong new product development platform from which we intend to launch additional novel products, including a variety of actives. VaporBeast is a powerful distribution engine that allows us to further penetrate non-traditional retail outlets. IVG provides us direct access to the highly attractive, high margin B2C segment via the flagship Direct Vapor(R) and VaporFi(R) brands. Our Nu-X segment has developed a line of innovative products that give us exposure to nascent but growing product categories.

Exposure to Growing Cannabinoid Consumption Trends

We believe that the cannabinoid market will expand over the coming years as it becomes increasingly accepted by the public in the U.S. We have product offerings that are ideally positioned to benefit from continued growth in consumer consumption.

In addition, the legal cannabis market in the U.S. is projected to grow from $16 billion in 2020 to $34 billion by 2025, representing a 16% compounded annual growth rate, according to an August 2020 report of Arcview Market Research and BDS Analytics, Inc. A recent Gallup poll showed nearly seven in ten Americans now support legalizing cannabis nationwide, approximately double the level of twenty years ago. As of the end of 2020, 15 U.S. states and the District of Columbia had legalized cannabis for adults and a majority of states now allow for comprehensive public medical cannabis programs.

Successful Track Record of New Product Launches and Category Expansions

We have successfully launched new products and entered new product categories by leveraging the strength of our brands. We methodically target markets which we believe have significant growth potential. We have been successful in entering new product categories by extending existing products and brands in addition to introducing new products:

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We leveraged the proud legacy and value of the Stoker’s(R) brand to introduce a 12 oz. MST tub, a product whose size was not offered by any other market participant at the time of introduction. Stoker’s(R) MST has been among the fastest growing moist snuff brands in the industry in terms of pounds sold. While competitors have introduced larger format tub packaging, the early entry and differentiation of the Stoker’s(R) product have firmly established us as the market leader with over 50% of the Tub market as of 2019. In third quarter 2015, we introduced Stoker’s(R) MST in 1.2 oz. cans to further expand retail penetration, particularly in convenience stores.

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In 2009, we extended the Zig-Zag(R) tobacco brand into the MYO cigar wraps market and captured a 50% market share within the first two years. We are now the market share leader for MYO cigar wraps with approximately a 73.1% share.We believe our success was driven by the Zig-Zag(R) tobacco branding, which we feel is widely understood by consumers to represent a favorable, customizable experience ideally suited for a wide range of MYO products.

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We extended the Zig-Zag(R) brand into hemp rolling papers in 2018 and followed that with the launch of paper cones in 2019 with both products quickly establishing leading positions in their respective categories.

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In 2019 we launched the Nu-X brand focused on product development in the alternative market including cannabidiol isolate (‘‘CBD’’) and extended the brand into a line of nutraceutical products in 2020.

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VaporBeast quickly established itself as a leading marketer and distributor of liquid vapor products to the non-traditional retail universe. With its national footprint, VaporBeast is leveraging its regional consumer preference insights to further accelerate sales advances.

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The IVG acquisition, and specifically the VaporFi B2C marketing engine, offers us the opportunity to leverage the marketing competencies and processes to sell novel proprietary products across multiple channels and platforms.

•	The Solace acquisition in 2019 provided us with a leading line of liquids and a powerful new product development platform. We extended the brand with the launch of a nicotine chew.

We strategically target product categories that we believe demonstrate significant growth potential and for which the value of our brands is likely to have a meaningful impact. We believe that our track record and existing portfolio of brands provide growth advantages as we continue to evaluate opportunities to extend our product lines and expand into new categories.

E-Commerce Capabilities

With the acquisition of VaporBeast and IVG, we established scaled B2B and B2C e-commerce presence to service the vape market. Our e-commerce capabilities were enhanced by the acquisition and integration of Solace in 2019. In 2020, we leveraged those capabilities to build a meaningful B2B and B2C e-commerce business for Zig-Zag(R).

Extensive Distribution Network and Data Driven Sales Organization

We have taken important steps to enhance our selling and distribution network and consumer marketing capabilities that allow us to grow our business while keeping our capital expense requirements relatively low. We have long-standing relationships in the core convenience store channel and wholesale distribution network with access to more than 210,000, retail outlets in North America. Our NewGen B2B business reaches thousands of vape stores and our B2C business has approximately 1.5 million unique customers. We are also increasing brand presence through non-traditional channels including headshops, dispensaries, and B2B e-commerce. In e-commerce we have added brand dedicated platforms including ZigZag.com, Nu-X.com, and SolaceVapor.com.

 We service our traditional tobacco and vapor customer bases with an experienced sales and marketing organization of approximately 180 professionals who possess in-depth knowledge of the OTP market. We extensively use data supported by leading technology to enable our salesforce to analyze changing trends and effectively identify evolving consumer preferences at the store level. Our market analytics allow us to efficiently and effectively address evolving consumer and market demands. We subscribe to a sales tracking system provided by MSAi that measures all OTP product shipments at a SKU level by all market participants, on a weekly basis, from approximately 900 wholesalers to over 250,000 traditional retail stores in the U.S. This system enables us to understand share and volume trends across multiple categories at the individual store level, allowing us to allocate field salesforce coverage to the highest opportunity stores, thereby enhancing the value of new store placements and sales activity. Within our Smokeless product categories, we have seen a positive correlation between the frequency of store calls by our salesforce and our retail market share.

Asset-light Business Model that Generates Resilient Free Cash Flow

We have a lean, asset-light manufacturing and sourcing model which leverages outsourced supplier relationships and requires low capital expenditures. We believe our asset-light model provides marketplace flexibility, allows us to achieve favorable margins and generates high free cash flow conversion.

As part of our asset-light operating model we built long-standing and extensive relationships with leading, high-quality producers from whom we source products including loose-leaf chewing tobacco and cigarette paper, among others. We do not outsource our MST production as a result of our proprietary manufacturing processes which are substantively different than those of our competitors.

By outsourcing the production of products that represent more than 80% of our net sales to a select group of suppliers with whom we have strong relationships, we are able to maintain low overhead costs and minimal capital expenditures. Our supplier relationships allow us to increase the breadth of our product offerings and quickly enter new markets as management is able to focus on brand building and innovation. In 2019, over 80% of our net sales were derived from outsourced production operations and our capital expenditures have ranged between $1.6 million and $4.8 million per year over the previous 5 years.The stability of our cash flows is enhanced by the resilience of our Smokeless and Smoking business segments which we believe have recession-resistant end-markets. Our Smokeless and Smoking products are primarily staple products that are small ticket purchases for repeat consumers. In addition, we believe the secular shift to the value category in the Smokeless segment will benefit the long term resilience of our brands.

Expertise to Succeed in Dynamic Regulatory Environments

We operate in a highly regulated environment involving many different government agencies. In 2009, the FDA was given a mandate over cigarettes and smokeless tobacco, which expanded in 2016 to include all other tobacco products including vaping and cigars. We believe we have a competitive advantage in this environment with our experienced management team and our increased investments in teams of professionals comprising regulatory lawyers, scientists, and quality assurance processes.

The FDA is currently implementing a process called the PMTA, or the Pre Market Tobacco Authorization, which required all vape products introduced since 2007 to submit an application to the FDA by September 2020. This is a very expensive and resource-intensive process and there are currently hundreds of competitors in the market but very few have the capability and or the resources, to get their products successfully through this process.

We spent approximately $17 million dollars to file applications covering 250 products and we believe our application was one of the most extensive portfolios for open tank vaping products that was submitted. By developing and submitting a deep suite of products and leveraging our distribution platform we believe that we have the opportunity to grow substantial market share with our proprietary products as our competitors navigate this process. We believe this is a transformational event for the industry with potential to reap substantial benefits over time as the FDA enforcement accelerates and thereby, creating significant barriers for new entrants.

Experienced Management Team

With extensive experience in consumer products, alternative smoking accessories and tobacco markets, our senior management team has enabled us to grow and diversify our business while improving operational efficiency. Members of management have previous experience at other leading tobacco companies, including Altria Group, Inc. (formerly Philip Morris); Swedish Match; and American Brands, Inc. Given the professional experience of the senior management team we are able to analyze risks and opportunities from a variety of perspectives. Our senior leadership has embraced a collaborative culture in which the combined experience, analytical rigor, and creativity are leveraged to assess opportunities and deliver products that satisfy consumers’ demands.

Growth Strategies

We are focused on building sustainable margin streams, expanding the availability of our products, developing new products through innovation, and enhancing overall operating efficiencies with the goal of improving margins and cash flow. We adopted the following strategies to drive growth in our business and build stockholder value:

Grow Share of Existing Product Lines, Domestically and Internationally

We intend to remain a consumer centric organization with an innovative view and understanding of the alternative smoking accessories and OTP markets. We believe we have strong tailwinds for growth within our existing product lines. Within our Smoking segment, we are benefitting from secular growth trends in the industry, driving market share gains in our traditional convenience store channel and expanding our presence into non-traditional channels including headshops, dispensaries and e-commerce to drive growth. Within our Smokeless segment, there is ample runway for growth driven by same store sales growth and further distribution gains as Stoker’s(R) MST continues to be one of the fastest growing brands in the category.

In 2019, less than 5% of our revenues were generated outside of the U.S. Having established a strong infrastructure and negotiated relationships across multiple segments and products, we are pursuing an international growth strategy to broaden sales and strengthen margins. We believe international sales represent a meaningful growth opportunity. Our goals include expanding our presence in the worldwide OTP industry on a targeted basis. For example, we are selling our Stoker’s(R) MST products in South America, Europe, Asia and Africa, and expanding Zig-Zag’s(R) retail penetration and product assortment in Canada.

Expand into Adjacent Categories through Innovation and New Partnerships

We continually evaluate opportunities to expand into adjacent product categories by leveraging our current portfolio or through new partnerships. We believe there are meaningful opportunities for growth within the alternative smoking accessories and OTP markets. We maintain a robust product pipeline and plan to strategically introduce new products in attractive, growing OTP segments, both domestically and internationally. In particular, the strength of the Zig-Zag(R) brand provides a great platform to introduce a suite of complementary products similar to our launch and expansion of hemp papers and paper cones. We have an exciting pipeline of new products and SKUs we plan on introducing over the coming years in both our papers and MYO wraps businesses. As we have done successfully in the past, we will leverage our existing sales infrastructure to drive distribution of these new products.

We have identified a number of new adjacencies and we intend to leverage our existing brands and partnerships to continue the process of commercializing winning products that satisfy consumer needs. Within Nu-X, we launched a lineup of products in the CBD and nutraceutical category. We maintain a robust product pipeline and plan to strategically introduce new products in attractive and growing segments.

Increase our Mix of Proprietary Products in Vape Distribution

Our vape distribution business comprises a majority of our revenue with the NewGen segment. It generates the highest share of our revenues but the lowest share of profits with a sales mix of mostly lower gross margin third-party products. We aim to improve the profitability of the segment by generating increased sales from higher gross margin proprietary products within our vape distribution platform and growing our sales of Nu-X products.

Accelerate Growth Through National Distribution Network

Our business is built around a powerful sales and distribution infrastructure that currently reaches over 210,000 retail outlets in North America. We have strong presence in independent convenience stores and now service most of the leading chain accounts. Through our Nu-X Ventures e-commerce platforms and our B2B and B2C vape distribution platforms we have alternative avenues through which to sell third-party products and an increasing mix of our proprietary products. This allows new products to be tested with lower risk before we plug them into our wider brick and mortar distribution system.

Combining our different platforms, we have an expansive multi-channel distribution infrastructure that gives us a big competitive advantage when we introduce new products or acquire companies that we can integrate into our network. We believe our experienced salesforce, expansive distribution network, and leading market analytics put us in a strong position to swiftly execute new product launches in response to evolving consumer and market preferences.

Strategically Pursue Acquisitions

We believe there are meaningful acquisition opportunities in the fragmented OTP space. We regularly evaluate acquisition opportunities across the OTP landscape. In evaluating acquisition opportunities, our focus is on identifying acquisitions that leverage our distribution platform and product offerings or enable category expansion in areas with high growth potential.

Substantially all of our 2019 U.S. gross profit was derived from sales of products currently regulated by the U.S. Food and Drug Administration (“FDA”) Center for Tobacco Products. We have significant experience in complying with the FDA regulatory regime with a compliance infrastructure composed of legal and scientific professionals. We believe many smaller OTP manufacturers currently lack this infrastructure, which we believe is necessary to comply with the broad scope of FDA regulations. We believe our regulatory compliance infrastructure, combined with our skilled management and strong distribution platform, position us to act as a consolidator within the OTP industry.

We have a strong track record of enhancing our OTP business with strategic and accretive acquisitions. The company itself was built through acquisitions that were subsequently grown through distribution gains, market share growth and brand extensions into new product categories. This is a playbook that we have drawn on over time with a consistent track record of success. We acquired the U.S. and Canadian rolling papers distribution rights for Zig-Zag(R) in 1997 and extended our product offerings including our entry into the MYO cigar wraps category in 2009.

Today, Zig-Zag(R) is the #1 premium rolling paper and MYO cigar wrap brand in the U.S., as measured by MSAi. In 2003, we acquired the Stoker’s(R) brand. We have since built the brand to a strong #2 position in the chewing tobacco industry while successfully leveraging the brand’s value through our MST expansion where it remains among the fastest growing MST brands in the industry. Subsequent to our IPO in 2016, we completed a series of acquisitions that built the foundation of our NewGen segment through (i) VaporBeast, (ii) IVG, and (iii) Solace. Our investment in ReCreation Marketing in Canada in 2019 is accelerating Zig-Zag’s(R) growth through alternative channel penetration and introducing our proprietary NewGen products into Canada. In 2020, we acquired certain assets from Durfort including co-ownership of the intellectual property rights for our MYO cigar wraps products. The transaction increased our share of the economics in a MYO cigar wraps business that was benefitting from secular growth tailwinds and gave us access to a complimentary product in BluntWrap through an exclusive distribution agreement. Our investment in Wild Hempettes provided us entry into the growing smokable CBD category. Most recently, our investment in dosist(TM), a global cannabinoid company, gives us increased exposure to the large and growing cannabinoid market.

Maintain Lean, Low-Cost Operating Model

We have a lean, asset-light manufacturing and sourcing model which requires low capital expenditures and utilizes outsourced supplier relationships. We believe our asset-light model provides marketplace flexibility and allows us to achieve favorable margins. Our market analytics allow us to efficiently and effectively address evolving consumer and market demands. Our supplier relationships allow us to increase the breadth of our product offerings and quickly enter new OTP markets as management is able to focus on brand building and innovation. We intend to continue to optimize our asset-light operating model as we grow in order to maintain a low cost of operations and healthy margins. In 2019, over 80% of our net sales were derived from outsourced production operations. In November 2019 we announced a cost reduction program that is targeting $10 million of selling, general and administrative expenses (“SG&A”) savings from warehouse and business consolidation and other corporate restructurings. Our capital expenditures have ranged between $1.6 million and $4.8 million per year over the five years December 31, 2019. We do not intend to outsource our MST production as a result of our proprietary manufacturing processes which are substantively different than those of our competitors.

Risk Factors

Risks Related to our Business and Industry

Sales of tobacco products are generally expected to continue to decline.

As a result of restrictions on advertising and promotions, increases in regulation and excise taxes, health concerns, a decline in the social acceptability of tobacco and tobacco-related products, increased pressure from anti-tobacco groups, and other factors, the overall U.S. market for tobacco products has generally been declining in terms of volume of sales and is expected to continue to decline. The general climate of declining sales of tobacco products is principally driven by the long-standing declines in cigarettes. OTP, on the other hand, as measured by MSAi, have been generating modest consumer unit volume gains. For instance, while loose-leaf chewing tobacco products have declined for over a decade, the MST segment pouch products and snus have been growing in the low single digits over the same period. Additionally, cigarillo cigars and MYO cigar wraps have each demonstrated MSAi volume gains in recent years. Our tobacco products comprised approximately 58% and 60 % of our total net sales for the year ended December 31, 2019 and the nine months ended September 30, 2020, respectively, and, while some of our sales volume declines have been offset by higher prices or by increased sales in other product categories, there can be no assurance that these price increases or increased sales can be sustained, especially in an environment of increased regulation, product characteristic restrictions, and taxation and changes in consumer spending habits.

We depend on a small number of key third-party suppliers and producers for our products.

Our operations are largely dependent on a small number of key suppliers and producers to supply or manufacture our products pursuant to long-term contracts. In 2019 and 2020, our three most important suppliers and producers were: Swedish Match, which produces all of our loose leaf chewing tobacco in the U.S.; RTI, which provides us with exclusive access to the Zig-Zag(R) cigarette paper and related accessories in the U.S. and Canada; and Durfort, which was a key supplier of MYO cigar wraps and cones in 2019, until we acquired certain assets of Durfort in June 2020.

All of our loose-leaf tobacco products are manufactured for us by Swedish Match pursuant to a ten-year renewable agreement, which we entered into in 2008. The agreement will automatically be renewed for five successive ten-year terms unless either party provides at least 180 days’ notice prior to a renewal term of its intent to terminate the agreement or unless otherwise terminated in accordance with the provisions of the agreement. If a notice of non-renewal is delivered, the contract will expire two years after the date on which the agreement would have otherwise been renewed. Under this agreement, we retain the rights to all marketing, distribution and trademarks over the loose-leaf brands that we own or license. The agreement renewed for an additional ten-year term in 2018. We share responsibilities with Swedish Match related to process control, manufacturing activities, quality control, and inventory management with respect to our loose-leaf products. We rely on the performance by Swedish Match of its obligations under the agreement for the production of our loose-leaf tobacco products. Any significant disruption in Swedish Match’s manufacturing capabilities or our relationship with Swedish Match, a deterioration in Swedish Match’s financial condition, or an industry-wide change in business practices with respect to loose leaf tobacco products could have a material adverse effect on our business, results of operations, and financial condition.

All of our Zig-Zag(R) premium cigarette papers, cigarette tubes, and injectors are sourced from RTI, pursuant to the Distribution Agreements. The Distribution Agreements were most recently renewed in 2012, and pursuant to such agreements, we renegotiate pricing terms every five years. The Distribution Agreements were initially entered into with Bolloré, the original holder of the cigarette paper-related trademarks for the Zig-Zag(R) brand name. In November of 2020, Bolloré sold its rights to its trademarks for the Zig-Zag(R) brand name in the U.S. and Canada to RTI and, in connection with the sale, assigned the Distribution Agreements and the License Agreements to RTI. RTI is an affiliate of one of our competitors. See “Summary—Recent Developments—Assignment of the Distribution Agreements and the License Agreements”.

Pursuant to agreements with certain suppliers, we have agreed to store tobacco inventory purchased on our behalf and generally maintain a 12- to 24-month supply of our various tobacco products at their facilities. We cannot guarantee our supply of these products will be adequate to meet the demands of our customers. Further, a major fire, violent weather conditions, or other disasters that affect us or any of our key suppliers or producers, including RTI or Swedish Match, as well as those of our other suppliers and vendors, could have a material adverse effect on our operations. Although we have insurance coverage for some of these events, a prolonged interruption in our operations, as well as those of our producers, suppliers, or vendors, could have a material adverse effect on our business, results of operations, and financial condition. In addition, we do not know whether we will be able to renew any or all of our agreements on a timely basis, on terms satisfactory to us, or at all.

Any disruptions in our relationships with RTI or Swedish Match or any other significant supplier, a failure to renew any of our agreements, an inability or unwillingness by any supplier to produce sufficient quantities of our products in a timely manner or finding a new supplier would have a significant impact on our ability to continue distributing the same volume and quality of products and maintain our market share, even during a temporary disruption, which could have a material adverse effect on our business, results of operations and financial condition.

The COVID-19 Pandemic and related economic repercussions may affect our business.

The COVID-19 pandemic and related economic repercussions have created significant volatility, uncertainty, and turmoil in businesses globally. While these events have not yet had a material adverse effect on our business and B2C platforms like ours have seen elevated sales levels from consumer shifts to online purchasing, we can offer no assurance that the COVID-19 pandemic will not have an adverse effect in the future, particularly if the pandemic worsens or endures for an extended period of time.

At the onset of the pandemic we implemented several changes to enhance safety and mitigate health risk in our work environment. For our warehouse and manufacturing operations, these included split shifts, temperature scans, additional contactless hand sanitizing stations, protective equipment, social distancing guidelines, and increased cleaning and sanitization. These changes resulted in higher operational costs, and as a result, we instituted cost savings programs to offset these increased costs. We also put a hold on new spending commitments as we cautiously manage through this environment.

The COVID-19 pandemic may adversely impact our results. Our third-party cigar wrap manufacturer in the Dominican Republic was initially temporarily shut down, but after the initial temporary shutdown, has been operating without interruption related to COVID-19. Our supply chain has remained operational otherwise, but we can offer no assurance that it will not be adversely affected in the future, particularly as the COVID-19 pandemic continues to worsen.

If the impact of the COVID-19 pandemic continues for an extended period of time or worsens, it could have a material adverse effect on our supply chain or workforce, either of which could have a material adverse effect on our business, financial condition and liquidity. In addition, if the impact of the COVID-19 pandemic continues it may heighten the other risks described in this section.

Our licenses to use certain brands and trademarks may be terminated or not renewed.

We are reliant upon brand recognition in the OTP markets in which we compete as the OTP industry is characterized by a high degree of brand loyalty and a reluctance to switch to new or unrecognizable brands on the part of consumers. Some of the brands and trademarks under which our products are sold are licensed to us for a fixed period of time in respect of specified markets, such as our distribution and license agreement for use of the Zig-Zag(R) name and associated trademarks in connection with certain of our cigarette papers and related products.

We have a number of licensing agreements with RTI, which acquired these licensing agreements from Bolloré in November 2020. See “Summary—Recent Developments—Assignment of the Zig-Zag Distribution and License Agreements.” The first of these governs licensing, sourcing and the use of the Zig-Zag(R) trademark with respect to cigarette papers, cigarette tubes, and cigarette injector machines, the second of which governs licensing and the use of the Zig-Zag(R) name with respect to e-cigarettes, vaporizers, and e-liquids, and the third of which governs the licensing, sourcing and use of the Zig-Zag(R) trademark on paper cones. In the year ended December 31, 2019, we generated approximately $108 in net sales of Zig-Zag(R) products, of which approximately $52 million was generated from products sold through such license agreements. In the event that one or more of these licensing agreements are not renewed, the terms of the agreements bind us under a five-year non-compete clause, under which we cannot engage in direct or indirect manufacturing, selling, distributing or otherwise promoting of cigarette papers of a competitor without RTI’s consent, except in limited instances. We do not know whether we will renew these agreements on a timely basis, on terms satisfactory to us, or at all. As a result of these restrictions, if our licensing agreements with respect to the Zig-Zag(R) trademark are terminated, we may not be able to access the markets with recognizable brands that would be positioned to compete in these segments.

In the event that the licenses to use the brands and trademarks in our portfolio are terminated or are not renewed after the end of the term, there is no guarantee we will be able to find a suitable replacement, or if a replacement is found, that it will be on favorable terms. Any loss in our brand-name appeal to our existing customers as a result of the lapse or termination of our licenses could have a material adverse effect on our business, results of operations, and financial condition.

We are subject to substantial and increasing regulation.

The tobacco industry has been under public scrutiny for over 50 years. Industry critics include special interest groups, the U.S. Surgeon General, and many legislators and regulators at the local, state and federal levels. A wide variety of federal, state, and local laws limit the advertising, sale, and use of tobacco, and these laws have proliferated in recent years. Together with changing public attitudes towards tobacco consumption, the constant expansion of regulations has been a major cause of the overall decline in the consumption of tobacco products since the early 1970s. These regulations relate to, among other things, the importation of tobacco products and shipping throughout the U.S. market, increases in the minimum age to purchase tobacco products, imposition of taxes, sampling and advertising bans or restrictions, flavor bans or restrictions, ingredient and constituent disclosure requirements, and media campaigns and restrictions on where consumers may use tobacco products. Additional restrictions may be legislatively imposed or agreed to in the future. These limitations may make it difficult for us to maintain the value of any brand.

Moreover, the current trend is toward increasing regulation of the tobacco industry, which is likely to differ between the various U.S. states and Canadian provinces in which we currently conduct the majority of our business. Extensive and inconsistent regulation by multiple states and at different governmental levels could prove to be particularly disruptive to our business as we may be unable to accommodate such regulations in a cost-effective manner that allows us to continue to compete in an economically viable way. Regulations are often introduced without the tobacco industry’s input and have been a significant reason behind reduced industry sales volumes and increased illicit trade.

In 1986, federal legislation was enacted regulating smokeless tobacco products (including dry and moist snuff and chewing tobacco) by, among other things, requiring health warnings on smokeless tobacco packages and prohibiting the advertising of smokeless tobacco products on media subject to the jurisdiction of the Federal Communications Commission (“FCC”). Since 1986, other proposals have been made at the federal, state, and local levels for additional regulation of tobacco products. It is likely that additional proposals will be made in the coming years. For example, the Prevent All Cigarette Trafficking Act (“PACT Act”) initially prohibited the use of the U.S. Postal Service to mail cigarette and smokeless tobacco products and also amended the Jenkins Act, which established cigarette sales reporting requirements for state excise tax collection, to require individuals and businesses that make interstate sales of cigarettes or smokeless tobacco comply with state tax laws. The PACT Act was recently extended to also cover e-cigarettes and related products. See “—There is uncertainty related to the federal regulation of NewGen products, cigars and pipe tobacco products” for further details. Additional federal or state regulation relating to the manufacture, sale, distribution, advertising, labeling, mandatory ingredients disclosure and nicotine yield information disclosure of tobacco products could reduce sales, increase costs, and have a material adverse effect on our business, results of operations, and financial condition.

On June 22, 2009, the Family Smoking Prevention and Tobacco Control Act (the “Tobacco Control Act”) granted  the FDA for regulatory authority over tobacco products. The Act also amended the Federal Cigarette Labeling and Advertising Act, which governs how cigarettes can be advertised and marketed, as well as the Comprehensive Smokeless Tobacco Health Education Act (“CSTHEA”), which governs how smokeless tobacco can be advertised and marketed. In addition to the FDA and FCC, we are subject to regulation by numerous other federal agencies, including the Federal Trade Commission (“FTC”), the Department of Justice (“DOJ”), the Alcohol and Tobacco Tax and Trade Bureau (“TTB”), the U.S. Environmental Protection Agency (“EPA”), the U.S. Department of Agriculture (“USDA”), the Consumer Product Safety Commission (“CPSC”), the U.S. Customs and Border Protection (“CBP”) and the U.S. Center for Disease Control and Prevention’s (“CDC”) Office on Smoking and Health. There have also been adverse legislative and political decisions and other unfavorable developments concerning cigarette smoking and the tobacco industry, which we believe have received widespread public attention. The FDA has, and other governmental entities have, expressed concerns about the use of flavors in tobacco products and an interest in significant regulation of such use, up to and including de facto bans in certain products. There can be no assurance as to the ultimate content, timing or effect of any regulation of tobacco products by governmental bodies, nor can there be any assurance that potential corresponding declines in demand resulting from negative media attention would not have a material adverse effect on our business, results of operations and financial condition.

Our products are regulated by the FDA, which has broad regulatory powers.

Substantially all of our 2019 and 2020 U.S. net sales are derived from the sale of products that are currently regulated by the FDA. The Tobacco Control Act grants the FDA broad regulatory authority over the design, manufacture, sale, marketing and packaging of tobacco products. Among the regulatory powers conferred to the FDA under the Tobacco Control Act is the authority to impose tobacco product standards that are appropriate for the protection of the public health, require manufacturers to obtain FDA review and authorization for the marketing of certain new or modified tobacco products and impose various additional restrictions. Such restrictions may include requiring reduction or elimination of the use of particular constituents or components, requiring product testing, or addressing other aspects of tobacco product construction, constituents, properties or labeling.

Specifically, the Tobacco Control Act (i) increases the number of health warnings required on cigarette and smokeless tobacco products, increases the size of warnings on packaging and in advertising, requires the FDA to develop graphic warnings for cigarette packages, and grants the FDA authority to require new warnings, (ii) imposes restrictions on the sale and distribution of tobacco products, including significant restrictions on tobacco product advertising and promotion as well as the use of brand and trade names, (iii) bans the use of “light,” “mild,” “low” or similar descriptors on tobacco products, (iv) bans the use of “characterizing flavors” in cigarettes other than tobacco or menthol, (v) requires manufacturers to report ingredients and harmful constituents and requires the FDA to disclose certain constituent information to the public, (vi) authorizes the FDA to require the reduction of nicotine and the potential reduction or elimination of other constituents or additives, including menthol, (vii) establishes potentially expensive and time-consuming pre-market and “substantial equivalence” review pathways for tobacco products that are considered new, (viii) gives the FDA broad authority to deny product applications thereby preventing the sale or distribution of the product subject to the application (and requiring such product to be removed from the market, if applicable), and (ix) requires tobacco product manufacturers (and certain other entities) to register with the FDA.

The FDA charges user fees based on the USDA unit calculations pro-rated to the annualized FDA congressionally allocated budget. These fees only apply to certain products currently regulated by the FDA, which include our smokeless and smoking products (other than cigarette paper products), but we may in the future be required to pay such fees on more of our products, and we cannot accurately predict which additional products may be subject to such fees or the magnitude of such fees, which could become significant.

Although the Tobacco Control Act prohibits FDA from issuing regulations banning all cigarettes, all smokeless tobacco products, all little cigars, all cigars other than little cigars, all pipe tobacco, or all roll-your-own tobacco, or requiring the reduction of nicotine yields of a tobacco product to zero, it is likely that regulations the FDA promulgated pursuant to the Tobacco Control Act could nonetheless result in a decrease in sales of these products in the U.S. We believe that such regulation could adversely affect our ability to compete against our larger competitors, who may be able to more quickly and cost-effectively comply with these new rules and regulations. Our ability to gain efficient and timely market clearance for new tobacco products, or even to keep existing products on the market, could also be affected by FDA rules, regulations and enforcement policies. Some of our currently marketed products that are subject to FDA regulation will require marketing authorizations from the FDA for us to continue marketing them (e.g., pre-market or substantial equivalence marketing authorizations, as applicable to the product), which we cannot guarantee we will be able to obtain. In addition, failure to comply with new or existing tobacco laws under which the FDA imposes regulatory requirements could result in significant financial penalties and government investigations of us. To the extent we are unable to respond to, or comply with, new FDA regulations it could have a material adverse effect on our business, results of operations and financial condition.

Some of our products are subject to developing and unpredictable regulation.

Some of our NewGen products marketed through our Nu-X subsidiary and similar third-party products sold through our NewGen distribution vehicles may be subject to uncertain and evolving federal, state and local regulations concerning hemp, CBD and other non-tobacco consumable products. Enforcement initiatives by those authorities are therefore unpredictable and impossible to anticipate. We anticipate that all levels of government, which have not already done so, are likely to seek in some way to regulate these products, but the type, timing, and impact of such regulations remains uncertain. These regulations include or could include restrictions including prohibitions on certain form factors, such as smokable hemp products, or age restrictions. Accordingly, we cannot give any assurance that such actions would not have a material adverse effect on this emerging business.

Many of our NewGen and cigar products have not obtained premarket authorization from the FDA, and are currently marketed pursuant to a policy of FDA enforcement discretion. There could be a material adverse impact on our NewGen business development efforts if the FDA determines that our products are not subject to this compliance policy, of if our products become subject to increased regulatory compliance burdens imposed by the FDA and other regulatory or legislative bodies.

Since their introduction, there has been significant uncertainty regarding whether, how and when tobacco regulations would apply to NewGen products, such as electronic cigarettes or other vaporizer products. Based on a decision in December 2010 by the U.S. Court of Appeals for the D.C. Circuit (the “Sottera decision”), the FDA is permitted to regulate electronic cigarettes containing tobacco-derived nicotine as “tobacco products” under the Tobacco Control Act.

Effective August 8, 2016, FDA’s regulatory authority under the Tobacco Control Act was extended to all remaining tobacco products, including: (i) certain NewGen products (such as electronic cigarettes, vaporizers and e-liquids) and their components or parts (such as tanks, coils and batteries); (ii) cigars and their components or parts (such as cigar tobacco); (iii) pipe tobacco; (iv) hookah products; or (v) any other tobacco product “newly deemed” by FDA. These deeming regulations apply to all products made or derived from tobacco intended for human consumption, but excluding accessories of tobacco products (such as lighters).

The deeming regulations require us to (i) register with the FDA and report product and ingredient listings; (ii) market newly deemed products only after FDA review and approval; (iii) only make direct and implied claims of reduced risk if the FDA approves after finding that scientific evidence supports the claim and that marketing the product will benefit public health as a whole; (iv) refrain from distributing free samples; (v) implement minimum age and identification restrictions to prevent sales to individuals under age 18; (vi) develop an approved warning plan and include prescribed health warnings on packaging and advertisements; and (vii) refrain from selling the products in vending machines, unless the machine is located in a facility that never admits youth. Newly deemed tobacco products are also subject to the other requirements of the Tobacco Control Act, such as that they not be adulterated or misbranded. The FDA could in the future promulgate good manufacturing practice regulations for these and our other products, which could have a material adverse impact on our ability and the cost to manufacture our products.

Marketing authorizations will be necessary in order for us to continue our distribution of NewGen and cigar products. The FDA has announced a compliance policy whereby it does not intend to prioritize enforcement for lack of premarket authorization against newly-deemed products, provided that such tobacco products were marketed as of August 8, 2016; are not marketed in certain manners likely to be attractive to youth; and for which premarket applications were timely submitted. As a result of recent litigation and subsequent FDA Guidance, marketing applications for newly-deemed products were required to have been submitted no later than September 9, 2020, with the exception of our “grandfathered” products (products in commerce as of February 15, 2007) which are already authorized. Under the FDA’s compliance policy, such products may remain on the market until September 9, 2021, unless the FDA makes an adverse determination prior to that date.

 In September 2020, we submitted applications on a timely basis for the appropriate authorizations for our products that are deemed products not otherwise grandfathered. We believe that these products satisfy the criteria for current marketing pursuant to the FDA’s compliance policy. However, there can be no guarantee that the FDA will agree, and the FDA may bring an enforcement action against our products for lack of premarket authorization and/or deny our premarket applications. We have no assurances that the outcome of such application review processes will result in our products receiving marketing authorizations from the FDA. We also have certain previously regulated tobacco products which FDA removed from review but remain subject to “provisional” substantial equivalence submissions made on March 22, 2011; however, FDA has the discretion to reinitiate review of these products. If the FDA establishes regulatory processes that we are unable or unwilling to comply with, our business, results of operations, financial condition and prospects could be adversely affected.

The anticipated costs of complying with future FDA regulations will be dependent on the rules issued by the FDA, the timing and clarity of any new rules or guidance documents accompanying these rules, the reliability and simplicity (or complexity) of the electronic systems utilized by FDA for information and reports to be submitted, and the details required by FDA for such information and reports with respect to each regulated product. Failure to comply with existing or new FDA regulatory requirements could result in significant financial penalties and could have a material adverse effect on our business, results of operations, financial condition and ability to market and sell our products. Compliance and related costs could be substantial and could significantly increase the costs of operating in our NewGen and cigar product markets.

In addition, failure to comply with the Tobacco Control Act and with FDA regulatory requirements could result in litigation, criminal convictions or significant financial penalties and could impair our ability to market and sell certain of our NewGen and cigar products. At present, we are not able to predict whether the Tobacco Control Act will impact our products to a greater degree than competitors in the industry, thus affecting our competitive position.

Furthermore, in addition to the FDA, there are restrictions being proposed or in effect at the federal, state, and local level related to these products. For example, the PACT Act has now been amended to apply to certain NewGen products, which has impacts at the federal and state levels. These requirements are in addition to any increased regulation of internet sales that may be in effect or passed legislatively at the federal, state or local levels, or promulgated via rulemaking by a government agency. Additionally, state attorneys general have monitored, and in some cases have issued investigative requests to, companies that sell these products related to online sales, marketing practices, and other aspects of the NewGen business. Increased regulation of additives in tobacco products through federal, state, or local governments may also adversely affect NewGen, cigar, or pipe tobacco products. The application of these types of restrictions, and of any new laws or regulations which may be adopted in the future, to these products could result in additional expenses and require us to change our advertising and labeling, and methods of marketing and distribution of our products, any of which could have a material adverse effect on our business, results of operations and financial condition.

The terms of the agreement governing our indebtedness may restrict our current and future operations, which would adversely affect our ability to respond to changes in our business and to manage our operations.

The indenture governing the notes offered hereby and our New Revolving Credit Facility will each contain, and any future indebtedness of ours would likely contain, a number of restrictive covenants that impose significant operating and financial restrictions on us, including restrictions on our ability to, among other things:

•	incur additional debt, disqualified stock and preferred stock;

•	pay dividends and make other restricted payments;

•	create liens;

•	make investments and acquisitions;

•	engage in sales of assets and subsidiary stock;

•	enter into sale-leaseback transactions;

•	enter into transactions with affiliates; and

•	transfer all or substantially all of our assets or enter into merger or consolidation transactions.

Our New Revolving Credit Facility will also require us to maintain certain financial ratios under certain circumstances. A failure by us to comply with the covenants or financial ratios in our debt instruments could result in an event of default under the such facility, which could adversely affect our ability to respond to changes in our business and manage our operations. In the event of any default under our debt instruments, the lenders under the facility could elect to declare all amounts outstanding under such instruments to be due and payable and require us to apply all of our available cash to repay these amounts. If the indebtedness under one of our debt instruments were to be accelerated,  it could cause an event of default and a cross-acceleration of our obligations under our other debt instruments and there can be no assurance that our assets would be sufficient to repay this indebtedness in full, which could have a material adverse effect on our business, results of operations, and financial condition.

Security and privacy breaches may expose us to liability and cause us to lose customers.

Federal and state laws require us to safeguard our wholesalers’, retailers’ and consumers’ financial information, including credit information. Although we have established security procedures to protect against identity theft and the theft of our customers’ financial information, our security and testing measures may not prevent all security breaches. We have been in the past and may again in the future be subject to cyberattacks, including attacks that have resulted in the theft of customer financial information, such as credit card information; however, no cyberattack we have suffered to date has resulted in material liability to us. We cannot guarantee that a future breach would not result in material liability or otherwise harm our business. In the event of any such breach, we may be required to notify governmental authorities or consumers under breach disclosure laws, indemnify consumers or other third parties for losses resulting from the breach, and expend resources investigating and remediating any vulnerabilities that contributed to the occurrence of the breach.  Typically, we rely on encryption and authentication technology licensed from third parties to enhance transmission security of confidential information in relation to financial and other sensitive information that we have on file. Advances in computer capabilities, new discoveries in the field of cryptography, inadequate facility security or other developments may result in a compromise or breach of the technology used by us to protect customer data. Any compromise of our security, even a security breach that does not result in material liability, could harm our reputation and, therefore, our business and financial condition. In addition, a party who is able to circumvent our security measures or exploit inadequacies in our security measures, could, among other effects, misappropriate proprietary information, cause interruptions in our operations or expose customers and other entities with which we interact to computer viruses or other disruptions. Actual or perceived vulnerabilities may lead to claims against us. While we maintain cyber errors and omissions insurance that covers certain cyber risks, our insurance coverage may be insufficient to cover all claims or losses. To the extent the measures we have taken prove to be insufficient or inadequate, we may become subject to litigation or administrative sanctions, which could result in significant fines, penalties or damages and harm to our reputation.

Our intellectual property rights may be infringed or misappropriated.

We currently rely on trademark and other intellectual property rights to establish and protect our products, including the brand names and logos we own or license. Third parties have in the past infringed on and misappropriated, and may in the future infringe or misappropriate, these trademarks and our other intellectual property rights. Our ability to maintain and further build brand recognition is dependent on the continued and exclusive use of these trademarks, service marks and other proprietary intellectual property rights, including the brand names and logos we own or license. Despite our attempts to ensure these intellectual property rights are protected, third parties may take actions that could materially and adversely affect our rights or the value of this intellectual property. Any enforcement concerning our intellectual property rights, whether successful or unsuccessful, could result in substantial costs to us and diversions of our resources. Expenses related to protecting and enforcing our intellectual property rights, the loss or compromise of any of these rights or the loss of revenues as a result of infringement or misappropriation could have a material adverse effect on our business, results of operations and financial condition, and may prevent the brands we own or license from growing or maintaining market share.

Third parties may claim that we infringe or misappropriate their intellectual property rights.

Competitors in the tobacco products and NewGen markets may claim that we infringe on or misappropriate their intellectual property rights. Such claims, whether or not meritorious, may result in the expenditure of significant financial and managerial resources, injunctions against us and/or the payment of damages. Further, our vapor distribution businesses distribute third party product brands with those suppliers’ branding and imagery. If that branding or imagery is alleged by other parties to infringe or otherwise violate intellectual property rights, we could be drawn into such litigation.

We may fail to manage our growth.

We have expanded over our history and intend to grow in the future. We acquired the Stoker’s(R) brand in 2003 and have continued to develop it through the introduction of new products, such as moist snuff. Our acquisition of the VaporBeast(R) brand in 2016 accelerated our entry into non-traditional retail channels while the 2018 acquisition of IVG added a top B2C platform which enhances our marketing and selling of proprietary and third-party vapor products to adult consumers. More recently, the acquisition of Solace provided us with a leading line of e-liquids and a powerful new product development platform, and the acquisition of certain tobacco assets and distribution rights from Durfort and Blunt Wrap USA secured long-term control of our Zig-Zag MYO cigar wrap products and provided us access to a deep portfolio of tobacco products with significant strategic value. However, any future growth will place additional demands on our resources, and we cannot be sure we will be able to manage our growth effectively. If we are unable to manage our growth while maintaining the quality of our products and profit margins, or if new systems that we implement to assist in managing our growth do not produce the expected benefits, our business, financial position, results of operations and cash flows could be adversely affected. We may not be able to support, financially or otherwise, future growth, or hire, train, motivate and manage the required personnel. Our failure to manage growth effectively could also limit our ability to achieve our goals as they relate to streamlined sales, marketing and distribution operations and the ability to achieve certain financial metrics.

We may fail to successfully integrate our acquisitions or otherwise be unable to benefit from pursuing acquisitions.

We believe there are meaningful opportunities to grow through acquisitions and joint ventures across all OTP product categories and we expect to continue a strategy of selectively identifying and acquiring businesses with complementary products. We may be unable to identify, negotiate, and complete suitable acquisition opportunities on reasonable terms. There can be no assurance that any business acquired by us will be successfully integrated with our operations or prove to be profitable to us. We may incur future liabilities related to acquisitions. Should any of the following problems, or others, occur as a result of our acquisition strategy, the impact could be material:

•	difficulties integrating personnel from acquired entities and other corporate cultures into our business;

•	difficulties integrating information systems;

•	the potential loss of key employees of acquired companies;

•	the assumption of liabilities and exposure to undisclosed or unknown liabilities of acquired companies; or

•	the diversion of management attention from existing operations.

We are subject to the risks of exchange rate fluctuations.

Currency movements and suppliers’ price increases relating to premium cigarette papers and cigarette tubes are the primary factors affecting our cost of sales. These products are purchased under the Distribution Agreements and the License Agreements and we make payments in euros. Thus, we bear certain foreign exchange rate risk for certain of our inventory purchases. In addition, as part of our strategy, we have begun strategic international expansions. As a result, we may be more sensitive to the risks of exchange rate fluctuations. To manage this risk, we sometimes utilize short-term forward currency contracts to purchase euros for our inventory purchases. We have a foreign exchange currency policy which governs our hedging of risk. While we engage in hedging transactions from time to time, no assurance can be made that we will be successful in eliminating currency exchange risks or that changes in currency rates will not have a material adverse effect on our business, results of operations and financial condition.

Adverse U.S. and global economic conditions could negatively impact our business, prospects, results of operations, financial condition or cash flows.

Our business and operations are sensitive to global economic conditions. These conditions include interest rates, energy costs, inflation, recession, fluctuations in debt and equity capital markets and the general condition of the U.S. and world economy, including as a result of the effect of the COVID-19 pandemic. A material decline in the economic conditions affecting consumers, which cause a reduction in disposable income for the average consumer, may change consumption patterns, and may result in a reduction in spending on OTP or a switch to cheaper products or products obtained through illicit channels. Electronic cigarettes, vaporizer, e-liquid, and other NewGen products are relatively new to market and may be regarded by users as a novelty item and expendable. As such, demand for our NewGen products may be particularly sensitive to economic conditions such as inflation, recession, high energy costs, unemployment, changes in interest rates and money supply, changes in the political environment, the ultimate effect on the economy of the COVID-19 pandemic and other factors beyond our control, any combination of which could result in a material adverse effect on our business, results of operations and financial condition.

Imposition of significant tariffs on imports into the U.S., could have a material and adverse effect on our business.

We are required to purchase all our cigarette papers, cigarette tubes and cigarette injector machines under the Distribution Agreements from the supplier in France. Additionally, a substantial portion of our NewGen products are sourced from China. In 2018, President Trump and his administration imposed significant additional tariffs on certain goods imported from outside the U.S., and future administrations could impose additional tariffs in the future. These additional tariffs apply to a significant portion of our NewGen products and may result in increased prices for our customers. These increased prices may reduce demand where customers are unable to absorb the increased prices or successfully pass them onto the end-user. If the U.S. were to impose additional tariffs on goods we import, it is likely to make it more costly for us to import goods from other countries. As a result, our business, financial condition and results of operations could be materially adversely affected.